Exhibit 99.1

CLAYTON WILLIAMS ENERGY UPDATES EAGLE FORD AND DELAWARE BASIN OPERATIONS AND PROVIDES UPDATES TO PRODUCTION GUIDANCE

Midland, Texas, October 16, 2014 (BUSINESS WIRE) - Clayton Williams Energy, Inc. (the “Company”) (NYSE-CWEI) today provided an operations update on its Eagle Ford and Delaware Basin activities and also provided an update to production guidance for the remainder of 2014 and new production guidance for 2015.

Eagle Ford Operations

The Company continues to achieve solid results from its Eagle Ford Shale play situated on its legacy Austin Chalk acreage block in Burleson, Robertson and Lee Counties, Texas. Currently, the Company has 22 horizontal Eagle Ford wells in this area that have been on production for 30 or more days. The peak 30-day production rate for these wells has averaged 518 BOE per day (96% oil). Six additional wells have been on production for less than 30 days or are currently in various stages of completion, and three wells are currently being drilled. Depending on lateral length and completion design, the Company’s typical drilling and completion costs in this area range from $5 million to $6 million per well.

In an effort to optimize production and recovery rates, the Company is currently testing sequential fracturing operations and increased well densities, primarily in Burleson County. To date, the Company has sequentially fractured two adjacent wells with encouraging early results. During the fourth quarter of 2014, the Company plans to sequentially fracture a group of three adjacent wells which will be drilled on 660-foot spacing, and another group of three wells which will be drilled on 990-foot spacing. The results of these wells will assist the Company in determining the optimal spacing and fracturing design for future development of its 175,000 net acre Eagle Ford position.

Delaware Basin Operations

As previously reported, the Company has 17 horizontal Wolfcamp A wells in Reeves County, Texas that have been on production for 30 or more days. The peak 30-day production for these wells has averaged 754 BOE per day (79% oil; 10% NGL). Three additional Wolfcamp A wells in Reeves County are in various stages of completion, and two are currently being drilled.

In addition, the Company has two Wolfcamp C horizontal wells in Reeves County that have been on production for 30 or more days. The peak-30 day production for these wells has averaged 777 BOE per day (78% oil; 11% NGL). One additional Wolfcamp C well is awaiting additional drilling/completion operations, and one is currently being drilled.

Depending on lateral length and completion design, the Company’s typical drilling and completion costs in this area range from $6.5 million to $9 million per well.

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During the third quarter of 2014, the Company encountered mechanical setbacks while completing three wells in Reeves County. Two of the wells experienced single-point casing failures in the lateral portion of the wellbores, and one well experienced a casing leak below 4,900 feet in the vertical portion of the wellbore. The Company expects to be able to complete one of the wells using a modified fracture design, but will need to re-drill the lateral of the second well before the well can be completed. The Company plans to resolve the vertical casing leak in the third well by running a tie-back string inside the faulty casing. For the impact of these mechanical setbacks on third quarter 2014 production, see “Production Guidance” below.

In September 2014, the Company sold its interests in approximately 7,500 net acres in Ward and Winkler Counties, Texas to an unaffiliated third party for $29.3 million. The sold assets included the Company’s interest in three operated wells with average production of approximately 120 BOE per day. Following this sale, the Company continues to hold approximately 70,000 net acres in the southern Delaware Basin, substantially all of which is in Reeves County.

Production Guidance

The Company’s total oil and gas production, on a preliminary basis, is expected to average approximately 15,500 BOE per day (73% oil; 10% NGL) for the third quarter of 2014, with production from its Delaware Basin play averaging approximately 3,800 BOE per day (78% oil; 12% NGL) and its Eagle Ford play averaging approximately 2,900 BOE per day (94% oil; 3% NGL). In total, production for the third quarter of 2014 averaged approximately 350 BOE per day less than guidance estimates for the quarter. The mechanical setbacks in the Delaware Basin discussed above accounted for a shortfall of approximately 400 BOE per day. Production gains from the Company’s Eagle Ford, other Permian Basin and south Louisiana properties substantially offset shortfalls from the Delaware Basin.

Presently, the Company is running six drilling rigs in its core growth areas, three in the Eagle Ford and three in the Delaware Basin, and currently plans to continue drilling at this pace for the remainder of 2014. Based on this level of activity, the Company expects combined oil and gas production for the fourth quarter of 2014 to average between 16,600 and 17,000 BOE per day.

The Company is currently evaluating the impact of the recent pullback in oil prices on the Company’s drilling plans for fiscal year 2015. Assuming the Company continues at the current pace of three rigs in each of the Delaware Basin and Eagle Ford plays, the Company projects its combined oil and gas production for fiscal 2015 to average between 18,800 and 19,400 BOE per day with drilling and completion costs totaling approximately $400 million for fiscal year 2015. For comparison purposes, the Company estimates that, based on a two rig program in each area, these production ranges would be reduced by 1,300 BOE per day, and drilling and completion costs for fiscal year 2015 would be reduced by $130 million.

The Company plans to provide detailed guidance for the remainder of 2014 and fiscal year 2015 in connection with its third quarter earnings conference call scheduled for Thursday, October 23rd.

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Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical or current facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements.  These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.  The Company cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures and other forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and marketing of oil and gas.

These risks include, but are not limited to, the possibility of unsuccessful exploration and development drilling activities, our ability to replace and sustain production, commodity price volatility, domestic and worldwide economic conditions, the availability of capital on economic terms to fund our capital expenditures and acquisitions, our level of indebtedness, the impact of the current economic recession on our business operations, financial condition and ability to raise capital, declines in the value of our oil and gas properties resulting in a decrease in our borrowing base under our credit facility and impairments, the ability of financial counterparties to perform or fulfill their obligations under existing agreements, the uncertainty inherent in estimating proved oil and gas reserves and in projecting future rates of production and timing of development expenditures, drilling and other operating risks, lack of availability of goods and services, regulatory and environmental risks associated with drilling and production activities, the adverse effects of changes in applicable tax, environmental and other regulatory legislation, and other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Patti Hollums                    Michael L. Pollard
Director of Investor Relations            Chief Financial Officer
(432) 688-3419                    (432) 688-3029
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com